T. ROWE PRICE INTERNATIONAL FUNDS, INC.

ARTICLES OF AMENDMENT

  T. Rowe Price International Funds, Inc., a Maryland corporation, having its principal office in the City of Baltimore, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

  FIRST:   The Charter of the Corporation is hereby amended to change the name of series and classes classified by the Corporation from “T. Rowe Price Emerging Markets Value Stock Fund” to “T. Rowe Price Emerging Markets Discovery Stock Fund”, “T. Rowe Price Emerging Markets Value Stock Fund—Advisor Class” to “T. Rowe Price Emerging Markets Discovery Stock Fund—Advisor Class”, “T. Rowe Price Emerging Markets Value Stock Fund—I Class” to “T. Rowe Price Emerging Markets Discovery Stock Fund—I Class”, “T. Rowe Price International Concentrated Equity Fund” to “T. Rowe Price International Disciplined Equity Fund”, “T. Rowe Price International Concentrated Equity Fund—Advisor Class” to “T. Rowe Price International Disciplined Equity Fund—Advisor Class”, and “T. Rowe Price International Concentrated Equity Fund—I Class” to “T. Rowe Price International Disciplined Equity Fund—I Class.” As a result of this amendment, all references to “T. Rowe Price Emerging Markets Value Stock Fund”, “T. Rowe Price Emerging Markets Value Stock Fund—Advisor Class”, “T. Rowe Price Emerging Markets Value Stock Fund—I Class”, “T. Rowe Price International Concentrated Equity Fund”, “T. Rowe Price International Concentrated Equity Fund—Advisor Class”, and “T. Rowe Price International Concentrated Equity Fund—I Class” in the Charter are hereby changed to “T. Rowe Price Emerging Markets Discovery Stock Fund”, “T. Rowe Price Emerging Markets Discovery Stock Fund—Advisor Class”, “T. Rowe Price Emerging Markets Discovery Stock Fund—I Class”, “T. Rowe Price International Disciplined Equity Fund”, “T. Rowe Price International Disciplined Equity Fund—Advisor Class”, and “T. Rowe Price International Disciplined Equity Fund—I Class” respectively.

  SECOND: The amendment shall become effective on March 1, 2019.

  THIRD:  The amendment does not increase the authorized stock of the Corporation or the aggregate par value thereof, and does not change any terms and conditions set forth in the Charter.

  FOURTH:  The amendment has been approved by a majority of the entire Board of Directors and is limited to a change expressly permitted by Section 2-605(a) of the Maryland Code—Corporations and Associations Article. No approval by shareholders of the Corporation is required under applicable law.

 IN WITNESS WHEREOF, T. Rowe Price International Funds, Inc., has caused those present to be signed in its name and on its behalf by its Vice President, and witnessed by its Assistant Secretary, on February 1, 2019.

WITNESS:	T. ROWE PRICE INTERNATIONAL FUNDS, INC.
/s/Shannon Hofher Rauser	/s/Darrell N. Braman
__________________________________ Shannon Hofher Rauser, Assistant Secretary	By:_________________________________ Darrell N. Braman, Vice President

  THE UNDERSIGNED, the Vice President of T. Rowe Price International Funds, Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles of Amendment to be the corporate act of the Corporation and hereby certifies to the best of his knowledge, information and belief the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/Darrell N. Braman

__________________________________
Darrell N. Braman, Vice President

Agmts\ArtAmendEMV-ICE.doc